Exhibit 10.1

EQUITABLE RESOURCES, INC.

2008 EXECUTIVE PERFORMANCE INCENTIVE PROGRAM

EQUITABLE RESOURCES, INC. (the “Company”) hereby establishes this EQUITABLE RESOURCES, INC. 2008 EXECUTIVE PERFORMANCE INCENTIVE PROGRAM (the “Program”), in accordance with the terms provided herein.

WHEREAS, the Company maintains certain long-term incentive award plans including the 1999 Equitable Resources, Inc. Long-Term Incentive Plan (the “1999 Plan”) for the benefit of its employees and executives, of which the Program is a subset; and

WHEREAS, in order to further align the interests of executives with the interests of the shareholders, the Company desires to provide additional long-term incentive benefits through the Program, in the form of awards qualifying as “Performance Awards” under the 1999 Plan.

NOW, THEREFORE, the Company hereby provides for additional incentive benefits for certain executive employees of the Company and adopts the terms of the Program on the following terms and conditions:

Section 1.  Incentive Program Purpose.  The main purpose of the Program is to provide additional long-term incentive opportunities to key executives to further align their interests with those of the Company’s shareholders and customers and with the strategic objectives of the Company.  Awards granted hereunder may be earned by achieving relative performance levels against a pre-determined peer group, are forfeited if defined performance levels are not achieved and are subject to negative adjustment if other absolute and relative performance measures are not attained.  By placing a portion of the executive’s compensation at risk, the Company has an opportunity to reward exceptional performance or reduce the compensation opportunity when performance does not meet expectations.  The Program shall be construed consistent with the provisions of the 1999 Plan with respect to awards to Covered Employees, as such term is defined in the 1999 Plan, and the deductibility of such awards under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 2.  Effective Date.  The effective date of this Program is July 1, 2008.  The Program will remain in effect until the earlier of December 31, 2011 or the closing date of a Change of Control event defined in Section 5 unless otherwise amended or terminated as provided in Section 18 (“Termination Date”).

Section 3.  Eligibility.  The Chief Executive Officer of the Company (the “CEO”) shall, in his or her sole discretion, select the employees of the Company who shall be eligible to participate in the Program from those individuals eligible to participate in the 1999 Plan.  The CEO’s selections will become participants in the Program (the “Participants”) only upon approval by the Compensation Committee of the Board of

Directors (the “Committee”), comprised in accordance with the requirements of the 1999 Plan, to the extent such individuals are, or are expected to be, “covered employees” as defined in Section 162(m) of the Code (“Covered Employees”).  In the event that an employee is hired by the Company during the Performance Period, as defined below, the CEO shall, in his or her sole discretion, determine whether the employee will be eligible to participate in the Program, provided that the Committee must approve all new participants to the Program who are Covered Employees; provided further that, individuals who are Covered Employees may only become eligible during the first 90 days of the Performance Period.

Section 4.  Performance Incentive Share Unit Awards.  Upon being selected to participate in the Program, each Participant shall be awarded a number of performance incentive share units (the “Target Share Units”), which may be expressed as a dollar amount and converted into share units using the closing price of the Company’s stock on the date of grant.  The awards shall be proposed by the CEO and approved by the Committee in the case of individuals who are Covered Employees.  For a new Participant, the Target Share Units shall be proposed by the CEO and approved by the Committee and will be pro-rated based on the employee’s hire date and the contemplated ending date of the Program, which is December 31, 2011.  The Target Share Units, plus accrued dividends (“Total Target Share Units”) may be increased by as much as three (3.0) times the number awarded based solely on the achievement of the objective performance criteria as described in Section 5, and the Committee shall have no discretion to increase the Total Target Share Units that would otherwise be due upon attainment of the Performance Condition.  The maximum number of Target Share Units that may be awarded under the Program is 150,000, subject to adjustment as provided in the preceding sentence and in Section 13.

The Target Share Units shall be held in escrow by the Company subject to satisfaction of the terms and conditions described below.  A Participant shall have no right to exchange the Target Share Units for cash, stock or any other benefit and shall be a mere unsecured creditor of the Company with respect to such share units and any future rights to benefits.

Section 5.  Performance Condition of the Target Share Units.  Subject to Section 8, the total number of Target Share Units that will be issued (“Awarded Share Units”) to a Participant will be based on the Company’s total shareholder return relative to the peer group’s (Attachment A) total shareholder return calculated as described in (a) below (the “Performance Condition”), for the Performance Period of July 1, 2008 to the Termination Date (the “Performance Period”), and subject to the Committee’s negative discretion based upon the Company’s revenues calculated as described in (b) below.  The Performance Condition with respect to the Performance Period shall be established by the Committee within 90 days after its commencement, but in no event later than the date on which 25% of the Performance Period has elapsed, and before the outcome of the Performance Condition is no longer substantially uncertain.

(a)          Total Shareholder Return.  For purposes of this Program, total shareholder return will be calculated as follows:

Step 1

A “Beginning Point” will be established for the Company and each company in the peer group.  This Beginning Point will be defined as one share of stock with a value equal to the average closing stock price as reported in The Wall Street Journal for the ten (10) business day period immediately prior to commencement of the Performance Period ending on and including the date of the commencement of the Performance Period, for each company.

Step 2

Dividends paid for each company from the beginning of the Performance Period will be cumulatively added to the Beginning Point as additional shares of such company’s stock.  The closing price on the last business day of the month in which the record date for the dividend occurs will be used as the basis for determining the number of shares to be added.  The resulting total number of shares accumulated during the Performance Period will be referred to as the Total Shares Held at Ending Point.

Step 3

Except as provided in the following sentence, an “Ending Point” will be defined as Total Shares Held at Ending Point for each company times the average closing stock price as reported in The Wall Street Journal for the last ten (10) business days of the Performance Period for each company.  In the event of a change of control as then defined in the 1999 Plan (“Change of Control”), the Ending Point will be defined as the Total Shares Held at Ending Point times the average of the closing price as reported in The Wall Street Journal for the ten (10) business days preceding the closing of the Change of Control transaction.

Step 4

Total Shareholder Return (“TSR”) will be expressed as a percentage and is calculated by dividing the Ending Point by the Beginning Point and then subtracting 1 from the result.  Each company including the Company will be ranked in descending order by the TSR so calculated.

In accordance with rules established within 90 days of the commencement of the Performance Period, the Committee may determine to exclude a member of the peer group if such member ceases to exist during the Performance Period due to a cash merger or tender offer, to the extent such determination is consistent with Treas. Reg. §1.162-27(e)(2).

(b)         Revenues.  For purposes of this Program, revenues shall be measured as the Sales Price multiplied by the aggregate Total Sales Volume for the twelve (12) calendar quarters within the Performance Period beginning October 1, 2008 and ending September 30, 2011.

(i)                                     Sales Price shall equal $4.82/mcf.  Total Sales Volume for each quarter equals the sum of the production total sales volumes (mmcfe) reported in the applicable Form 10-Q for each quarter and, in the case of the fourth quarter of any year, the volumes calculated for the fourth quarter by reducing the annual total sales volume reported in the Form 10-K by the quarterly total sales volumes reported in the Form 10-Q for the first three quarters of such year.  For the avoidance of doubt, (a) Total Sales Volume is determined solely by the volumes reported, regardless of any subsequently identified prior period adjustment, (b) Total Sales Volume represents the Company’s interest in gas and oil sales during the applicable period and (c) gathered volumes are not included.  Total Sales Volume shall be measured on a basis consistent with current practice on the date of adoption of the Program.

(c)          Application of Performance Condition and Negative Adjustment.  The Total Target Share Units for each Participant will be multiplied by the payout factor (the “Payout Multiple”) identified on the payout matrix (Attachment B) that corresponds to the Company’s relative TSR ranking on the payout matrix for the Performance Period, provided, however, that the Committee retains the discretion to reduce the corresponding Payout Multiple by up to .75 if the Company does not attain the revenue target specified on the payout matrix; provided, however, that if the Company’s relative TSR ranking is median or above, the Payout Multiple shall not be decreased below 1.00.  The result of the calculation is the number of Awarded Share Units.  Pursuant to such calculation, Awarded Share Units will equal:

(i)                                   100 percent of the Total Target Share Units for median relative TSR performance,

(ii)                                300 percent of the Total Target Share Units for TSR performance at the top 14.5% of all performers, subject to negative adjustment attributable to the Committee’s discretion as described herein,

(iii)                             0 percent of the Total Target Share Units for TSR performance at the bottom 14.5% of all performers,

(iv)                            for performance levels between those performance levels identified above, the percent of Total Target Share Units will be determined in accordance with the payout matrix and subject to negative adjustment attributable to the Committee’s discretion as described herein.

Payments under the Program are expressly contingent upon achievement of the Performance Condition and may not exceed the value of the Participant’s Total Target Share Units and other limits provided herein, subject to adjustment as provided in Sections 4 and 13.

Section 6.  Issuance and Distribution.  Subject to Section 8, each Participant will be issued the number of Awarded Share Units calculated according to Section 5(c) as of the last day of the Performance Period.  Except as provided in the remainder of this Section 6, such share units will be distributed in cash, the amount of which shall be calculated based upon each Awarded Share Unit being equal in value to a corresponding share of Company stock as of the last day of the Performance Period.  Payment shall be made following the end of the Performance Period, and in no event later than two and one-half months after the end of the year in which the Performance Period ends.  Notwithstanding the second sentence of this Section 6, the Participant may elect to receive payment in the form of Company stock in accordance with rules established by the Committee and the Committee may determine, in its discretion and for any reason, that Awarded Share Units will be issued in whole or in part in the form of Company stock including without limitation if the Participant has not satisfied any mandatory or recommended stock ownership guidelines of the Company as then in effect.  Subject to Section 8, in the event of a Change of Control, the value of such issued share units will be distributed in cash on the closing of the Performance Period, which shall be calculated based upon the average of the closing price of the Company’s stock for the ten (10) business days preceding the Change of Control transaction as reported in The Wall Street Journal.  The maximum amount payable to any one Participant under the Program in any one calendar year within the Performance Period shall be the amount set forth and as calculated in the 1999 Plan, as approved by shareholders of the Company.  No elections shall be permitted with respect to the timing of any payments.

Section 7.  Dividends.  Each Target Share Unit will be cumulatively credited with dividends that are paid on the Company’s common stock in the form of additional share units.  These additional share units shall be deemed to have been purchased on the last business day of the month in which the record date for the dividend occurs using the closing stock price for the Company as reported in The Wall Street Journal and shall be subject to all the same conditions and restrictions as provided in this Program, including the Performance Condition, applicable to Target Share Units, Total Target Share Units and Awarded Share Units.

Section 8.  Change of Status; Overall Limit.  In making decisions regarding employees’ participation in the Program and the extent to which awards are payable in the case of an employee who terminates employment during the Performance Period, the Committee may consider any factors that they may consider relevant.  The following guidelines are provided as general information about the effect of employee status changes prior to payment.

(a)          Retirement and Resignation.  Share units are forfeited.

(b)         Death and Disability.  Participants who are employed at the commencement of the Performance Period, but who die or become Disabled, as defined below, before the end of the Performance Period, will be issued Awarded Share Units for the Performance Period, contingent upon achievement of the Performance Condition set forth in Section 5, as follows, and any remainder shall be forfeited:

Date of Death or Disability	Percent Issued

Prior to July 1, 2009	0%
July 1, 2009 – December 31, 2010	50%
January 1, 2011 – December 31, 2011	75%

“Disabled” means a Participant is “disabled” as defined in Section 409A(a)(2)(C) of the Code.

(c)          Termination.  Share units are forfeited and no award shall be paid to any employee whose services are terminated prior to the payment of Awarded Share Units for reasons of misconduct, failure to perform, or other cause.  If the termination is due to reasons such as reorganization, and not due to the fault of the employee, the employee will receive payment for Awarded Share Units following the termination of the Performance Period, contingent upon achievement of the Performance Condition set forth in Section 5, as follows, and any remainder shall be forfeited:

Termination Date	Percent Issued

Prior to July 1, 2009	0%
July 1, 2009 – December 31, 2010	25%
January 1, 2011 – December 31, 2011	50%

(d)         Change of Position.  Participants whose position within the Company changes to a non-Program eligible position during the Performance Period as determined by the Company but who remain employed throughout the entire Performance Period will receive payment for Awarded Share Units following termination of the Performance Period, contingent upon achievement of the Performance Condition set forth in Section 5, as follows, and any remainder shall be forfeited:

Change of Position Date	Percent Issued

Prior to July 1, 2009	0%
July 1, 2009 – December 31, 2010	25%

January 1, 2011 – December 31, 2011	50%

In such events, any Awarded Share Units that become vested at the end of the Performance Period shall be payable at the time specified in Section 6 except that, in the event such amounts are conditioned upon a separation from service and not compensation the Participant could receive without separating from service, then no such payments may be made to a Participant who is a “specified employee” under Section 409A of the Code until the first day following the six-month anniversary of the Participant’s separation from service.  Notwithstanding any other provisions of the Program, Participants shall have no vested rights to any Awarded Share Units prior to the end of the Performance Period.

Section 9.  Responsibilities of the Committee.  The Committee has responsibility for all aspects of the Program’s administration, including:

•                  Determining and, in the case of Covered Employees, certifying in writing, the extent to which the Performance Condition has been achieved prior to any payments under the Program,

•                  Ensuring that the Program is administered in accordance with its provisions,

•                  Approving Program Participants who are or are expected to be Covered Employees,

•                  Authorizing Target Share Unit awards to Participants,

•                  Adjusting Target Share Unit grants and issuance requirements to account for extraordinary events consistent with the terms of the Program,

•                  Ruling on any disagreement between Program Participants, Company management, Program administrators, and any other interested parties to the Program, and

•                  Maintaining final authority to amend, modify or terminate the Program at any time.

The interpretation and construction by the Committee of any provisions of the Program or of any Awarded Share Units shall be final.  No member of the Committee shall be liable for any action or determination made in good faith on the Program or any Awarded Share Units thereunder.  The Committee may designate another party to administer the Program, including Company management or an outside party to the extent permitted under Code Section 162(m).  All conditions of the Target Share Units must be approved by the Committee.  As early as practicable prior to or during the Performance Period, the Committee shall approve the number of Target Share Units to be awarded to each Participant.  The associated terms and conditions of the Program will be communicated to

Participants as close as possible to the date an award is made.  The Participants will sign and return a participant agreement to the Committee.

Section 10.  Tax Consequences to Participants.  It is intended that:  (i) until the Performance Condition is satisfied, a Participant’s right to an award under this Program shall be considered to be subject to a substantial risk of forfeiture in accordance with those terms as defined or referenced in Sections 83(a), 409A and 3121(v)(2) of the Code; (ii) the Awarded Share Units shall be subject to employment taxes only upon the satisfaction of the Performance Condition; and (iii) until the Awarded Share Units are actually paid to the Participant, the Participants shall have merely an unfunded, unsecured promise to be paid the benefit, and such unfunded promise shall not consist of a transfer of “property” within the meaning of Code Section 83.  It is further intended that, because a Participant cannot actually or constructively receive the Target Share Units prior to payment, the Participant will not be in actual or constructive receipt of the Target Share Units within the meaning of Code Section 451 until they are actually received as Awarded Share Units.

Section 11.  Nonassignment.  A Participant shall not be permitted to assign, alienate or otherwise transfer his or her Target Share Units and any attempt to do so shall be void.

Section 12.  Impact on Benefit Plans.  Payments under the Program shall not be considered as earnings for purposes of the Company’s qualified retirement plans or any such retirement or benefit plan unless specifically provided for and defined under such plans.  Nothing herein shall prevent the Company from maintaining additional compensation plans and arrangements, provided however that no payments shall be made under such plans and arrangements if the effect thereof would be the payment of compensation otherwise payable under this Program regardless of whether the Performance Condition was attained.

Section 13.  Successors; Changes in Stock.  The obligation of the Company under the Program shall be binding upon the successors and assigns of the Company.  If a dividend or other distribution shall be declared upon the Company’s common stock payable in shares of Company common stock, the Total Target Share Units and the shares of Company Common Stock on which the Performance Condition is based shall be adjusted by adding thereto the number of shares of Company common stock which would have been distributable thereon if such shares and Total Target Share Units had been actual Company shares and outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend or distribution.  In the event of any spin-off, split-off or split-up, or dividend in partial liquidation, dividend in property other than cash, or extraordinary distribution to shareholders of the Company’s common stock, the Total Target Share Units and the shares of Company common stock on which the Performance Condition is based shall be appropriately adjusted to prevent dilution or enlargement of the rights of Participants which would otherwise result from any such transaction, provided such adjustment shall be consistent with Code Section 162(m).

In the case of a Change of Control, any obligation under the Program shall be handled in accordance with the terms of Section 6 hereof.  In any case not constituting a Change of Control in which the Company’s common stock is changed into or becomes exchangeable for a different number or kind of shares of stock or other securities of the Company or another corporation, or cash or other property, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation, then (i) the value of the performance share units constituting an award shall be calculated based on the closing price of such common stock on the closing date of the transaction on the principal market on which such common stock is traded, (ii) there shall be substituted for each performance share units constituting an award, the number and kind of shares of stock or other securities (or cash or other property) into which each outstanding share of the Company’s common stock shall be so changed or for which each such share shall be exchangeable, and (iii) the share of Company common stock on which the Performance Condition is based shall be appropriately and equitably adjusted.  In the case of any such adjustment, the Total Target Share Units shall remain subject to the terms of the Program.

Section 14.  Dispute Resolution.  The Participant may make a claim to the Committee with regard to a payment of benefits provided herein.  If the Committee receives a claim in writing, the Committee must advise the Participant of its decision on the claim in writing in a reasonable period of time after receipt of the claim (not to exceed 120 days).  The notice shall set forth the following information:

(a)          The specific basis for its decision,

(b)         Specific reference to pertinent Program provisions on which the decision is based,

(c)          A description of any additional material or information necessary for the Participant to perfect a claim and an explanation of why such material or information is necessary, and

(d)         An explanation of the Program’s claim review procedure.

Section 15.  Applicable Law.  This Program shall be governed by and construed under the laws of the Commonwealth of Pennsylvania without regard to its conflict of law provisions.

Section 16.  Severability.  In the event that any one or more of the provisions of this Program shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 17.  Headings.  The descriptive headings of the Sections of this Program are inserted for convenience of reference only and shall not constitute a part of this Program.

Section 18.  Amendment or Termination of this Program.  This Program may be amended, suspended or terminated by the Company at any time upon approval by the Committee and following a determination that the Program is no longer meaningful in relation to the Company’s strategy.  Any suspension or termination shall automatically cause a Termination Date effective as of the date of the Committee’s approval.  Notwithstanding the foregoing, (i) no amendment, suspension or termination shall adversely affect a Participant’s rights to his or her award after the date of the award; provided, however, that to the extent an award is determined with respect to a Termination Date, including a Termination Date pursuant to the preceding sentence, Participants’ rights to awards are deemed not to be adversely affected thereby, and the Company may amend this Program from time to time without any participant’s consent to the extent deemed necessary or appropriate, in its sole discretion, to effect compliance with Section 409A of the Code, including regulations and interpretations thereunder, which amendments may result in a reduction of benefits provided hereunder and/or other unfavorable changes to participants, (ii) no amendment may alter the time of payment as provided in Section 6 of the Program, and (iii) no amendment may be made following a Change of Control.